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                               AMISTAR CORPORATION
                                AND SUBSIDIARIES




                                  Exhibit 23.1
              Independent Auditors' Consent and Report on Schedule



The Board of Directors
Amistar Corporation:


The audits referred to in our report dated February 13, 1996 included the related financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in registration statement on Form S-8, as amended, of Amistar Corporation and subsidiaries, of our report dated February 13, 1996 relating to the consolidated balance sheets of Amistar Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations and retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1995, which appears in the December 31, 1995 annual report on Form 10-K of Amistar Corporation. We also consent to the use of our report on the schedule included herein.






San Diego, California                   By: /s/ KPMG Peat Marwick LLP
March 22, 1996